Exhibit 4(j)

                     SEARS, ROEBUCK AND CO.
                        3333 BEVERLY ROAD
                 HOFFMAN ESTATES, ILLINOIS 60179




                          March 1, 1996

Sears Roebuck Acceptance Corp.
3711 Kennett Pike
Greenville, Delaware 19807

Gentlemen:

This is to confirm our agreement ("Extension Agreement") that the term "Debt Securities" as defined in the Fixed Charge Coverage and Ownership Agreement dated as of May 15, 1995 between Sears Roebuck Acceptance Corp. ("SRAC"), and Sears, Roebuck and Co. shall be expanded to include up to $2 billion aggregate initial offering price of debt securities to be issued by SRAC under Registration Statement No. 33-64215.

If the foregoing satisfactorily sets forth your understanding of our agreement, please indicate your acceptance by the signature of a duly authorized officer in the space provided below and on the duplicate original of this letter which is enclosed.

                              Very truly yours,

                              SEARS, ROEBUCK AND CO.


                              By: /s/ Alan J. Lacy
                                   Alan J. Lacy
                                   Executive Vice President and
                                   Chief Financial Officer

Accepted:

SEARS ROEBUCK ACCEPTANCE CORP.


By: /s/ Keith E. Trost
     Keith E. Trost
     President